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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported) August 27, 1998

                                  Advanta Corp.
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             (Exact name of registrant as specified in its charter)


          Delaware                      0-14120                23-1462070
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(State or other jurisdiction       (Commission File           (IRS Employer
       of incorporation)                Number)            Identification No.)



    Welsh & McKean Road, P.O. Box 844
        Spring House, Pennsylvania                                 19477
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(Address of principal executive offices)                         (Zip Code)



       Registrant's telephone number, including area code: (215) 657-4000
                                                          -----------------



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     ITEM 5. OTHER EVENTS


On August 27, 1998, Advanta Corporation announced that its Board of Directors has authorized the repurchase of up to two million shares of the Company's Class A and Class B common stock. Shares purchased will be retired and available for later reissue in connection with potential future stock dividends, employee benefit plans and other general corporate purposes.

The repurchases, which represent up to approximately 8% of the Company's 25.3 million shares of Class A and Class B common stock currently outstanding, net of treasury shares, will be made from time to time through open market purchases or privately negotiated transactions at the discretion of the Company and in accordance with the rules of the Securities and Exchange Commission. The amount and timing of the repurchases will depend on market conditions.

Advanta is a highly focused financial services company with 2,400 employees, approximately $10.0 billion in managed assets and an additional $8.2 billion in assets serviced for third parties. Advanta provides consumers and small businesses with innovative products and services including mortgages, equipment leases, business credit cards, insurance and deposit products. The Company also provides a full range of loan purchasing, contract servicing and securitization services to the mortgage industry.

This Report on Form 8-K contains forward-looking statements that are subject to certain risks and uncertainties that could cause results to differ materially from those projected. The most significant among these risks and uncertainties are: (1) factors that affect consumer debt; (2) competitive pressures; (3) the level of delinquencies and charge-offs; (4) the rate of prepayments; (5) the level of expenses; (6) the timing of the securitizations of the Company's receivables; and (7) the ratings on the debt of the Company and its subsidiaries. Additional risks that may affect the Company's future performance are detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.





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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of l934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                   Advanta Corp.



                                   By: /s/ Elizabeth H. Mai
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                                       Elizabeth H. Mai, Senior Vice President
                                       and General Counsel


Date:  August 31, 1998